Exhibit 107
CALCULATION OF FILING FEE
Form
S-8
(Form type)
Madison Square Garden Sports Corp.
(Exact Name of Registrant as Specified in its Charter)
Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A common stock, par value $.01 per share (“Class A Common Stock”) that may be issuable under the 2015 Stock Plan for Non-Employee Directors, as amended	Other	100,000 (2)	$229.51 (3)	$22,951,000	0.0001531	$3,513.80

Total Offering Amounts							$3,513.80

Total Fee Offsets							—

Net Fee Due							$3,513.80

(1)
Pursuant to Rule 416 under the Securities Act, as amended (the “Securities Act”), the registration statement on Form
S-8
to which this exhibit relates (the “Registration Statement”) shall also cover any additional shares of Class A Common Stock of Madison Square Garden Sports Corp. (the “Registrant”) that may become issuable under the 2015 Stock Plan for
Non-Employee
Directors, as amended (the “Plan”), by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Class A Common Stock.

(2)
The Registration Statement registers the issuance of 100,000 shares of Class A Common Stock issuable under the Plan, which are in addition to shares of Class A Common Stock previously registered in connection with the Plan pursuant to the registration statement on
Form S-8 filed
with the Securities and Exchange Commission on September 29, 2015
(File No. 333-207183).

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based upon the average of the high and low reported market prices of the Registrant’s Class A Common Stock as reported on the New York Stock Exchange on December 9, 2024.